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Pricing Supplement Dated May 29, 1998                Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and         File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series B
(U.S. $ Floating Rate)
_________________________________________________________________

Trade Date: May 29, 1998        Original Issue Date: June 5, 1998
Principal Amount: $25,000,000   Net Proceeds to Issuer: $25,000,000
Issue Price: 100%               Agent's Capacity:
Selling Agent's                 x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 3 Month LIBOR   Interest Payment Dates: Quarterly
  minus 2.5 basis points       on the 5th of September, December,
Maturity Date: June 5, 2000    March and June, commencing
			       September 5, 1998.
___________________________________________________________________

Form:           x       Book Entry
			Certificated

Redemption:
		x The Notes cannot be redeemed prior to maturity The Notes may be redeemed prior to maturity

	Initial Redemption Date: N/A

	Initial Redemption Percentage: N/A

	Annual Redemption Percentage Reduction: N/A

Repayment:

		x       The Notes cannot be repaid prior to maturity
			The Notes can be repaid prior to maturity at the option of the holder of the Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note:  Yes               No   x

 The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Morgan Stanley & Co. Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $25,000,000.

		   Morgan Stanley & Co. Incorporated